MANAGEMENT’S REPORTS

 Responsibility for Financial Information

Virginia Mines management is responsible for the preparation, integrity and objectivity of the financial statements and other financial information presented in this Annual Report. These financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) and include some amounts that are based on estimates and judgments. Management has determined such amounts on a reasonable basis in order to ensure that the financial statements are presented fairly in all material respects.

Virginia Mines’ policy is to maintain systems of internal accounting, and administrative and disclosure controls reinforced by standards of conduct and ethics set out in written policies to provide reasonable assurance that the financial information is relevant, accurate and reliable, and that assets are appropriately accounted for and adequately safeguarded.

The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and is ultimately responsible for reviewing and approving the financial statements. The Board carries out this responsibility principally through its Audit Committee. The Audit Committee is appointed by the Board and is composed of independent outside directors. The Committee meets periodically with management and external auditors to review accounting, auditing and internal control matters. These financial statements have been reviewed and approved by the Board of Directors on the recommendation of the Audit Committee.

The financial statements have been audited by PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., the independent auditors, in accordance with the Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States) on behalf of the shareholders. The external auditors have full and free access to the Audit Committee.

Internal Control over Financial Reporting

Virginia Mines’ management is responsible for establishing and maintaining adequate internal control over financial reporting. Virginia Mines’ internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

Virginia Mines’ internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of Virginia Mines’ assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of Virginia Mines; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of Virginia Mines’ assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management conducted an evaluation of the effectiveness of Virginia Mines’ internal control over financial reporting based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Based on the evaluation and identification of a material weakness described thereafter, the management concluded that as February 28, 2009, Virginia Mines’ internal control over financial reporting was not effective.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of Virginia Mines’ annual financial statements will not be prevented or detected on a timely basis.

(i)

As at February 28, 2009, a material weakness was identified after a review by the Securities Exchange Commission of Virginia Mines’ financial statements of fiscal year 2008. Virginia Mines did not maintain effective controls over the application of US GAAP. Particularly, the company has failed to correctly apply rule EITF 04-02, Whether Mineral Rights are Tangible or Intangible Assets Related Issues with respect to the acquisition of mineral properties and mineral rights. As a result, Virginia Mines has adjusted its financial statements for fiscal years ended February 29, 2008 and February 28, 2007. Unless remediated, this deficiency could result in a material misstatement in the US GAAP note presented in Virginia Mines’ financial statements that would not be prevented nor detected .

The effectiveness of the Company’s internal control over financial reporting as at February 28, 2009 has been audited by PricewaterhouseCoopers LLP/s.r.l./s.e.n.c.r.l., the independent auditors, as stated in their report which appears herein.

(s) André Gaumond, & CEO André Gaumond	(s) Robin Villeneuve, CFO Robin Villeneuve

(ii)

Independent Auditors' Report

To the Shareholders of
Virginia Mines Inc.

We have completed integrated audits of Virginia Mines Inc.'s 2009 and 2008 financial statements and of its internal control over financial reporting as at February 28, 2009 and an audit of its 2007 financial statements. Our opinions, based on our audits, are presented below.

Financial statements

We have audited the accompanying balance sheets of Virginia Mines Inc. as at February 28, 2009 and February 29, 2008, and the related statements of earnings (loss), comprehensive loss, changes in shareholders' equity and cash flows for each of the years in the three-year period ended February 28, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of the Company's financial statements in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). We conducted our audit of the Company's financial statements for the year ended February 28, 2007 in accordance with Canadian generally accepted accounting principles. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. A financial statement audit also includes assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as at February 28, 2009 and February 29, 2008 and the results of its operations and its cash flows for each of the years in the three-year period ended February 28, 2009 in accordance with Canadian generally accepted accounting principles.

(iii)

As discussed in Note 20, the Company has restated certain amounts presented in its 2008 and 2007 reconciliations to United States generally accepted accounting principles.

Internal control over financial reporting

We have also audited Virginia Mines Inc.'s internal control over financial reporting as at February 28, 2009, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying "Management's Report on Internal Control over Financial Reporting". Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

(iv)

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual financial statements will not be prevented or detected on a timely basis. In its assessment, a material weakness was identified relating to the misapplication of US GAAP for purposes of preparing reconciliations from Canadian generally accepted accounting principles to accounting principles generally accepted in the United States, as described in the Management's Report on Internal Control over Financial Reporting.

We considered this material weakness in determining the nature, timing and extent of audit tests applied in our audit of the February 28, 2009 financial statements, and our opinion regarding the effectiveness of the Company's internal control over financial reporting does not affect our opinion on those financial statements.

In our opinion, the Company did not maintain, in all material respects, effective internal control over financial reporting as at February 28, 2009 based on criteria established in Internal Control – Integrated Framework issued by the COSO.

1

Québec, Quebec, Canada
May 14, 2009

1 Chartered accountant auditor permit No. 7871

(v)

Virginia Mines Inc.
(an exploration company)
Balance Sheets

(expressed in Canadian dollars)
	As at February 28,	As at February 29,

	2009	2008
	$	$
Assets
Current assets
Cash and cash equivalents	7,633,221	8,665,254
Short-term investments (note 3)	26,536,059	36,194,101
Tax credits for mining exploration and commodity taxes receivable (note 4)	5,301,050	6,831,873
Other amounts receivable	134,038	180,476
Prepaid expenses	73,647	128,484
	39,678,015	52,000,188

Long-term investments (note 5)	1,212,000	1,444,000
Property, plant and equipment, at cost less accumulated depreciation of
$71,339 ($41,411 as at February 29, 2008)	122,689	134,840
Mining properties (note 7)	27,074,379	14,896,717
	68,087,083	68,475,745
Liabilities
Current liabilities
Accounts payable and accrued liabilities
Companies held by Directors (note 12)	11,500	175,286
Other	1,200,483	3,719,989
	1,211,983	3,895,275
Shareholders' Equity
Share capital (note 8)	106,162,531	98,204,815
Warrants (note 9)	26,962	-
Stock options (note 10a)	4,745,715	3,966,778
Contributed surplus	142,038	29,481
Deficit	(43,246,993)	(39,638,943)
Accumulated other comprehensive income (loss)	(955,153)	2,018,339
	66,875,100	64,580,470
	68,087,083	68,475,745
Commitments (note 17)
Subsequent events (note 19)
The accompanying notes are an integral part of these financial statements.

Approved by the Board, (s) André Gaumond, Director	(s) André Lemire, Director

Virginia Mines Inc.
(an exploration company)
Statements of Earnings (Loss)

(expressed in Canadian dollars)

	Year ended	Year ended	Year ended
	February 28,	February 29,	February 28,
	2009	2008	2007
	$	$	$
General and administrative expenses
Salaries	888,207	186,729	91,193
Professional and maintenance fees	500,731	364,658	317,499
Management fees (note 12)	-	300,000	182,144
Rent, office expenses and other	745,268	1,141,316	1,125,269
Stock-based compensation (note 10a)	972,247	1,295,004	3,290,637
Depreciation of property, plant and equipment	29,928	17,753	4,284
General exploration costs	308,167	431,187	403,047
Grants, credit on duties refundable for loss and refundable tax credit
for resources	(138,190)	(200,925)	(176,870)
Cost of mining properties abandoned or written off (note 7)	2,048,494	611,511	1,909,273
	5,354,852	4,147,233	7,146,476

Other income (expenses)
Dividends and interest	1,528,653	1,970,287	1,703,103
Fees invoiced to partners	919,465	1,107,980	293,869
Option payments received in excess of cost of mining properties	14,238	-	4,338,141
Gain on sale of mining properties	11,458	6,360,000	319,198
Gain on sale of short-term investments	-	-	1,009,767
Gain on sale of available-for-sale investments	307,792	2,073,639	-
Loss on investments held for trading	(129,394)	(5,381,766)	-
Loss on investments designated as held for trading	(306,579)	(94,613)	-
Other than temporary write-down of short-term investments	-	-	(298,960)
Other than temporary write-down on available-for-sale investments	(1,347,984)	(2,128,034)	-
	997,649	3,907,493	7,365,118
Earnings (loss) before income taxes and the discontinued operation	(4,357,203)	(239,740)	218,642
Future income taxes (note 13)	749,153	(146,014)	-
Net earnings (net loss) from continuing operations	(3,608,050)	(385,754)	218,642
Net loss from the discontinued operation (note 14)	-	-	(637,494)
Net loss	(3,608,050)	(385,754)	(418,852)
Per share (basic and diluted) (note 15)
Net earnings (net loss) from continuing operations	(0.130)	(0.014)	0.009
Net loss from the discontinued operation	-	-	(0.025)
Net loss	(0.130)	(0.014)	(0.016)

The accompanying notes are an integral part of these financial statements.

Virginia Mines Inc.
(an exploration company)
Statement of Comprehensive Loss

(expressed in Canadian dollars)

Comprehensive loss
	Year ended	Year ended	Year ended
	February 28,	February 29,	February 28,
	2009	2008	2007
	$	$	$

Net loss	(3,608,050)	(385,754)	(418,852)
Other Comprehensive Loss
Unrealized loss on available-for-sale investments,
net of related income taxes of $448,740 ($2,401 in 2008)	(3,795,824)	(12,958)	-
Reclassification of other than temporary declines in value on available-for-sale investments to net earnings (loss), net of related
income taxes of $144,040 ($180,479 in 2008)	1,048,447	974,273	-
Reclassification of gain on available-for-sale investments realized upon sale to net earnings (loss), net of related income taxes of
$81,677 ($324,092 in 2008)	(226,115)	(1,749,537)	-
	(2,973,492)	(788,222)	-
Comprehensive Loss	(6,581,542)	(1,173,976)	(418,852)

The accompanying notes are an integral part of these financial statements.

Virginia Mines Inc.
(an exploration company)
Statement of Changes in Shareholders' Equity

(expressed in Canadian dollars)

	Year ended	Year ended	Year ended
	February 28,	February 29,	February 28,
	2009	2008	2007
	$	$	$
Share capital (note 8)
Balance - beginning of year	98,204,815	94,447,526	85,471,959
Warrants exercised	-	3,088,620	944,540
Stock options exercised	204,002	572,027	588,887
Unit options exercised	-	-	431,468
Warrants (units) exercised	-	-	80,277
Acquisition of a mining property	4,750,000	99,000	2,168,769
Issuance of shares for cash consideration	4,500,000	-	4,786,279
Share issue expenses (note 11b)	(1,496,286)	(2,358)	(24,653)
Balance - end of year	106,162,531	98,204,815	94,447,526

Warrants (note 9)
Balance - beginning of year	-	261,114	446,117
Granted	26,962	-	261,114
Exercised	-	(261,114)	(443,675)
Expired	-	-	(2,442)
Balance - end of year	26,962	-	261,114

Stock options (note 10a)
Balance - beginning of year	3,966,778	2,895,074	-
Stock-based compensation	972,247	1,295,004	3,290,637
Exercised	(80,753)	(219,847)	(377,152)
Expired	(112,557)	(3,453)	(18,411)
Balance - end of year	4,745,715	3,966,778	2,895,074

Unit options (note 10b)
Balance - beginning of year	-	-	101,178
Exercised	-	-	(101,178)
Balance - end of year	-	-	-

Warrants (units) (note 10c)
Balance - beginning of year	-	-	-
Further to the exercise of unit options	-	-	62,203
Exercised	-	-	(58,302)
Expired	-	-	(3,901)
Balance - end of year	-	-	-

The accompanying notes are an integral part of these financial statements.

Virginia Mines Inc.
(an exploration company)
Statement of Changes in Shareholders' Equity

(expressed in Canadian dollars)

	Year ended	Year ended	Year ended
	February 28,	February 29,	February 28,
	2009	2008	2007
	$	$	$
Contributed surplus
Balance - beginning of year	29,481	26,028	1,274
Warrants expired	-	-	2,442
Stock options expired	112,557	3,453	18,411
Warrants (units) expired	-	-	3,901
Balance - end of year	142,038	29,481	26,028

Deficit
Balance - beginning of year	(39,638,943)	(41,445,011)	(25,052,049)
Transfer of Eleonore property's net assets and
elimination of future income tax assets	-	-	(15,974,110)
Impact of adopting new accounting standards (note 2)	-	2,191,822	-
Net loss	(3,608,050)	(385,754)	(418,852)
Balance - end of year	(43,246,993)	(39,638,943)	(41,445,011)

Accumulated other comprehensive income (loss)
Balance - beginning of year	2,018,339	-	-
Impact of adopting new accounting standards (note 2)	-	2,806,561	-
Other comprehensive loss	(2,973,492)	(788,222)	-
Balance - end of year	(955,153)	2,018,339	-

Deficit and accumulated other comprehensive income (loss) as at February 28, 2009 total $44,202,146 ($37,620,604 as at February 29, 2008).
The accompanying notes are an integral part of these financial statements.

Virginia Mines Inc.
(an exploration company)
Statements of Cash Flows

(expressed in Canadian dollars)
	Year ended	Year ended	Year ended
	February 28,	February 29,	February 28,
	2009	2008	2007
	$	$	$
Cash flows from (used in) operating activities
Net earnings (net loss) from continuing operations	(3,608,050)	(385,754)	218,642
Items not affecting cash and cash equivalents
Future income taxes	(749,153)	146,014	-
Other than temporary write-down on available-for-sale investments	1,347,984	2,128,034	-
Other than temporary write-down on short-term investments	-	-	298,960
Loss on investments designated as held for trading	306,579	94,613	-
Loss on investments held for trading	277,320	5,381,766	-
Gain on sale of available-for-sale investments	(307,792)	(2,073,639)	-
Gain on sale of short-term investments	-	-	(1,009,767)
Gain on sale of mining properties	(11,458)	(6,360,000)	(319,198)
Option payments received in excess of cost of mining properties	(14,238)	-	(4,338,141)
Cost of mining properties abandoned or written off	2,048,494	611,511	1,909,273
Depreciation of property, plant and equipment	29,928	17,753	4,284
Stock-based compensation	972,247	1,295,004	3,290,637
	291,861	855,302	54,690

Net change in non-cash working capital items (note 11a)	(810,572)	(962,346)	3,283,682
Cash flows from (used in) continuing operations activities	(518,711)	(107,044)	3,338,372
Cash flows used in the discontinued operating activity (note 14)	-	-	(1,802,127)
	(518,711)	(107,044)	1,536,245
Cash flows from financing activities
Issuance of common shares, net of share issue expenses	4,289,455	3,177,328	6,149,808

Cash flows used in investing activities
Net disposition (acquisition) of short-term investments	4,917,582	5,694,717	(7,992,521)
Reclassification of cash equivalents to long-term investments	-	(3,899,387)	-
Acquisition of mining properties and capitalized exploration costs	(14,843,386)	(9,618,429)	(4,291,531)
Change in credit on duties refundable for loss and refundable tax credit
related to exploration costs applied against mining properties	5,180,717	6,973,228	652,485
Acquisition of property, plant and equipment	(117,690)	(39,174)	(3,666)
Proceeds from disposal of mining properties	-	-	15,000
Option payments received	60,000	344,472	90,001
Cash flows used in continuing investing activities	(4,802,777)	(544,573)	(11,530,232)

Cash flows used in the discontinued investing activity (note 14)	-	-	(472,189)
	(4,802,777)	(544,573)	(12,002,421)

Net change in cash and cash equivalents	(1,032,033)	2,525,711	(4,316,368)
Cash and cash equivalents - Beginning of year	8,665,254	6,139,543	10,455,911
Cash and cash equivalents - End of year (note 11c)	7,633,221	8,665,254	6,139,543

Supplemental information (note 11b)

The accompanying notes are an integral part of these financial statements

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

1 Incorporation and Nature of Operations

The company, incorporated under the Canada Business Corporations Act, is in the business of acquiring and exploring mining properties. It has not yet determined whether its properties contain ore reserves that are economically recoverable. The recoverability of the amounts shown for mining properties is dependent upon the existence of economically recoverable ore reserves, the ability of the company to obtain necessary financing to continue the exploration and development of its properties, and upon future profitable production or proceeds from the disposal of properties.

2 Summary of Significant Accounting Policies

Basis of Presentation

These financial statements have been prepared in accordance with Canadian generally acepted accounting principles ("GAAP"). Note 20 describes the significant differences of measurement between Canadian GAAP and U.S. GAAP as it relates to the company. The significant accounting policies, which have been consistently applied, are summarized as follows.

Use of Estimates

The preparation of financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities reported in the financial statements. Those estimates and assumptions also affect the disclosure of contingencies at the date of the financial statements and the reported amounts of revenues and expenses for the reporting periods. Significant estimates include the valuation of credit on duties refundable for loss and the refundable tax credit for resources, future income tax assets and liabilities, the recoverability of short-term investments and the mining properties, the valuation of long-term investments, the fair value of stock options granted, and certain liabilities. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, balances with banks and highly liquid short-term investments with original maturities of three months or less at the acquisition date.

Short-Term Investments

Short-term investments consist primarily of bonds, trust units, convertible debentures and investments in public companies that do not meet the definition of cash and cash equivalents.

In accordance with the requirements of Section 3855 of the Canadian Institute of Chartered Accountants Handbook ("CICA"), Financial Instruments - Recognition and Measurement, adopted by the company as of March 1, 2007, short-term investments that are bonds, trust units or investments in public companies are classified as available-for-sale investments. Convertible debentures and warrants held by the company are classified as investments held for trading.

Prior to March 1, 2007, short-term investments were stated at the lower of amortized cost and market value.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

Financial Instruments

The standards require that financial assets and financial liabilities, including derivative financial instruments, be initially measured at fair value. Subsequent to initial recognition, financial assets and financial liabilities are measured based on their classification : held for trading, available for sale, loans and receivables or other than held-for-trading liabilities.

  Held for trading - Financial assets and financial liabilities required to be classified or designated as held for trading are measured at fair value, with gains, losses and transaction costs recorded in net earnings for the period in which they arise. Section 3855 allows an entity to designate any financial instrument as held for trading on initial recognition or adoption of the accounting standard if reliable fair values are available, even if that instrument would not otherwise satisfy the definition of a security held for trading. Transaction costs are recorded immediately in net earnings.

  Available for sale - Financial assets classified as available for sale are measured at fair value. Unrealized gains and losses, are recognized directly in other comprehensive income, except for other than temporary impairment losses, which are recognized in net earnings. Upon derecognition of the financial asset, the accumulated gains or losses previously recognized in accumulated other comprehensive income are reclassified to net earnings. Transaction costs are added to the carrying amount of the financial instrument.

Available-for-sale securities are reviewed on a regular basis to determine whether there has been a decline in value that is other than temporary. For the purpose of measuring any decline in value, the company takes into account many facts proper to each investment as well as all the factors that encompass, without being inclusive, a significant or prolonged decline in fair value, important financial distress of the issuer, a breach of contract, an increasing risk of issuer's bankruptcy or restructuration, and disappearance of an active market for the financial asset concerned.

  Loans and receivables - Financial assets classified as loans and receivable are measured at amortized cost using the effective interest method, which corresponds to par value due to their short-term maturity.

  Other than held-for-trading liabilities - Financial liabilities classified as other than held for trading are measured at amortized cost using the effective interest method, which corresponds to par value due to their short-term to maturity.

Transitional Adjustment

On March 1, 2007, the company made adjustments to all its financial instruments in the balance sheet. These adjustments made to the previous fair value of warrants and convertible debentures have been recognized as an adjustment to the opening balance of deficit and all adjustments to initial fair value of bonds, trust units and shares have been recognized to the opening balance of the comprehensive income, net of related income taxes. The following table presents the impact of the new accounting standards on the balance sheet.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)
	As at February 28, 2007	Impact of adopting new accounting standards		As at March 1, 2007

	$	$		$
Assets
Short-term investments	34,496,012	4,998,383		39,494,395

Shareholders' Equity
Deficit	(41,445,011)	2,191,822		(39,253,189)
Accumulated other comprehensive income	-	2,806,561	(1)	2,806,561

Impact on Shareholders' Equity	(41,445,011)	4,998,383		(36,446,628)

(1) This amount is net of related income taxes of $600,493, which are accounted for in the deficit.

Property, Plant and Equipment and Depreciation

Property, plant and equipment are recorded at cost less accumulated depreciation, and are depreciated using the declining balance method at the rates of 20% for office equipment and 30% for field equipment.

Mining Properties

The company records its interests in mining properties and areas of geological interest at cost less option payments received and other recoveries. Exploration costs related to these interests and projects are capitalized on the basis of specific claim blocks or areas of geological interest until the mining properties to which they relate are placed into production, sold or abandoned. Management reviews for impairment the carrying amount of mining properties on a regular basis. These costs will be amortized over the estimated useful life of mining properties following commencement of production or written off if the mining properties are sold or projects are abandoned. General exploration costs not related to specific mining properties are expensed as incurred.

Although management has taken actions to verify the ownership rights for mining properties in which the company owns an interest in accordance with industry standards for the current exploration phase of these properties, these procedures give no assurance to the company as to title. The title to property may be subject to unrecognized prior agreements and not compliant with regulatory requirements.

Credit on Duties Refundable for Loss and Refundable Tax Credit for Resources

The company is entitled to a credit on duties refundable for loss under the Mining Duties Act. This credit on duties refundable for loss on mining exploration expenses incurred in the province of Quebec at a rate of 12% has been applied against the costs incurred.

Furthermore, the company is entitled to a refundable tax credit for resources for mining companies on qualified expenditures incurred. The refundable tax credit for resources may reach 38.75%. This tax credit has been applied against the costs incurred.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

Asset Retirement Obligations

The company follows the recommendations of the CICA in accounting for asset retirement obligations. Under its standard, the fair values of asset retirement obligations are recorded as liabilities on a discounted basis with a risk-free interest rate when they are incurred. Amounts recorded for the related assets are increased by the amount of these obligations. Over time, the liabilities will be accreted for the change in their present value and the initial capitalized costs will be depleted and amortized over the useful lives of the related assets. As at February 28, 2009, the company has no asset retirement obligations.

Share Capital

Shares issued pursuant to flow-through financing agreements and for the acquisition of mining properties are recorded at their fair market value. Upon the acquisition of mining properties, the carrying value may exceed the tax basis since the company renounces the deductions in favour of the investors concerned. Future income taxes arising from the difference between the carrying amount and the tax basis are recorded as share issue expenses.

Share issue expenses and future income taxes arising from the difference between the carrying value and the tax basis of exploration costs are applied against share capital.

Income Taxes

The company provides for income taxes using the liability method. Under this method, future income tax assets and liabilities are determined based on deductible or taxable temporary differences between financial statement values and tax values of assets and liabilities using enacted or substantively enacted income tax rates expected to be in effect for the period in which the differences are expected to reverse.

The company establishes a valuation allowance against future income tax assets if, based on available information, it is more likely than not that some or all of the future income tax assets will not be realized.

Flow-Through Shares

The company finances, when appropriate, some exploration work through the issuance of flow-through shares. The resource expenditure deductions for income tax purposes are renounced to investors in accordance with the appropriate income tax legislation. The company recognizes future income tax liabilities and reduces share capital when the expenditures are renounced with the tax legislation.

Basic and Diluted Earnings per Share

Basic earnings per share are calculated using the weighted average number of participating shares outstanding during the year.

Diluted earnings per share are calculated using the weighted average number of participating shares outstanding during the year, plus the effects of dilutive potential participating shares outstanding during the year. The calculation of diluted earnings per share is made using the treasury stock method, as if all dilutive potential shares had been issued at the later of the beginning of the year or the date of issuance, as the case may be, and as if the funds obtained thereby had been used to purchase participating shares of the company at the average quoted market value of the participating shares during the year.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

Stock-Based Compensation Plan

The company has established a stock-based compensation plan, which is described in note 10a. Any consideration received from plan members upon the exercise of stock options is credited to share capital. The company accounts for compensation costs for all forms of stock-based compensation awarded to employees and non-employees, including stock options, using a fair value based method.

New Accounting Standards

Section 1400, General Standards of Financial Statement Presentation

On March 1, 2008, the company adopted Section 1400, General Standards of Financial Statement Presentation. This Section has been amended to include requiremements to assess and disclose an entity's ability to continue as a going concern (going concern assumption). The adoption of this Section had no impact on the financial statements of the company.

Section 1535, Capital Disclosures

On March 1, 2008, the company adopted Section 1535, Capital Disclosures. This Section establishes standards for disclosing information about an entity's capital. The information will enable users of its financial statements to evaluate its objectives, policies and processes for managing capital. An entity will also disclose whether it complies with capital requirements to which it is subject and the consequences of non-compliance. The required disclosures are contained in note 16.

Section 3862, Financial Instruments - Disclosures and Section 3863, Financial Instruments - Presentation

On March 1, 2008, the company adopted Section 3862, Financial Instruments - Disclosures, and Section 3863, Financial Instruments - Presentation, which replace Section 3861, Financial Instruments - Disclosures and Presentation. These new Sections require enhanced disclosures on financial asset and liability categories as well as a detailed analysis of the risks associated with the company's financial instruments and how the entity manages those risks. Presentation requirements remain unchanged. The required disclosures are contained in note 6.

Effective July 1, 2008, the Canadian Accounting Standards Board approved amendments to Section 3855, Financial Instruments - Recognition and Measurement, and Section 3862, Financial Instruments - Disclosures, from the CICA Handbook. These amendments focus on the ability to reclassify, under rare circumstances, financial assets out of the held-for-trading category. The company has not reclassified any of its financial instruments.

EIC-173, Credit Risk and Fair Value of Financial Assets and Financial Liabilities

On January 20, 2009, the Emerging Issues Committee issued EIC-173, Credit Risk and the Fair Value of Financial Assets and Financial Liabilities, which provides further information on determining the fair value of financial assets and financial liabilities under Section 3855, Financial Instruments - Recognition and Measurement. This Abstract states that an entity's own credit risk and the credit risk of the counterparty should be taken into account in determining the fair value of financial assets and financial liabilities, including derivative instruments. This recommendation applies retrospectively without restatement of prior period financial statements to all financial assets and financial liabilities measured at fair value in interim and annual financial statements for periods ending on or after January 20, 2009, the date of issuance of the Abstract. The adoption of this Abstract had no impact on the financial statements of the company.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

EIC-174, Mining Exploration Costs

On March 27, 2009, the Emerging Issues Committee issued EIC-174, Mining exploration costs, to provide additional guidance for mining exploration enterprises on when an impairment test is required. This Abstract should be applied to financial statements issued after March 27, 2009. The adoption of this Abstract had no impact on the financial statements of the company.

Impact of New Accounting Standards Not Yet Adopted

International Financial Reporting Standards ("IFRS")

In 2007, the CICA published an update of the Accounting Standards Board's Implementation Plan for incorporating IFRS into Canadian GAAP. The plan outlines the key decisions that the CICA will need to make as it implements the strategic plan to converge Canadian GAAP standards with IFRS. While IFRS use a similar conceptual framework to that of Canadian GAAP, there are still significant accounting policy differences that will need to be resolved. The CICA has confirmed January 1, 2011 as the change over from current Canadian GAAP to IFRS for publicly accountable companies.

An analysis of the differences between IFRS and the company's accounting standards is underway. This analysis is being conducted by taking into account the potential impacts, among others, on accounting policies and financial reporting. The company is currently evaluating the impact of these new standards on its financial statements.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

3	Short-Term Investments

	a) Allocation of investments by instrument

	Short-term investments available for sale	As at February 28, 2009		As at February 29, 2008
		Amortized cost	Carrying value	Amortized cost	Carrying value
		$	$	$	$
	Bonds
	Federal	-	-	1,458,062	1,563,132
	Provincial	1,473,080	1,478,900	8,671,695	8,797,844
	Paragovernmental	1,652,963	1,694,080	2,789,246	2,870,236
	Municipal	16,558,434	16,650,707	7,508,062	7,704,661
	Companies	822,572	699,779	1,306,770	1,305,224
	Financial institutions	536,395	536,844	151,438	141,075
	Other	6,627	6,627	259,154	254,603
		21,050,071	21,066,937	22,144,427	22,636,775

	Preferred shares of public companies	555,824	462,830	85,303	94,558
	Common shares of public companies	1,270,989	832,995	5,390,801	6,290,562
	Trust units	3,199,532	2,826,603	3,756,077	4,817,645
	Other	-	-	278,594	288,479
	Total	26,076,416	25,189,365	31,655,202	34,128,019

	Short-term investments held for trading	As at February 28, 2009		As at February 29, 2008
		Amortized cost	Carrying value	Amortized cost	Carrying value
		$	$	$	$

	Convertible debentures *	1,617,081	1,346,694	1,996,857	1,957,762
	Warrants of public companies	1,493,070	-	2,165,938	108,320
	Total	3,110,151	1,346,694	4,162,795	2,066,082
		29,186,567	26,536,059	35,817,997	36,194,101

	(*) These convertible debentures are designated as held for trading.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

b) Allocation of bonds and convertible debentures by maturity date

Bonds maturity	As at February 28, 2009 _________________________________________________
	Less than	From 1 to	More than
	1 year	5 years	5 years	Total
	$	$	$	$

Amortized cost	12,584,197	7,945,504	520,370	21,050,071
Carrying value	12,680,597	7,988,179	398,161	21,066,937

	As at February 29, 2008 _________________________________________________
	Less than	From 1 to	More than
	1 year	5 years	5 years	Total
	$	$	$	$

Amortized cost	6,247,681	13,979,189	1,917,557	22,144,427
Carrying value	6,297,182	14,358,621	1,980,972	22,636,775

Convertible debentures maturity
	As at February 28, 2009 _________________________________________________
	Less than	From 1 to	More than
	1 year	5 years	5 years	Total
	$	$	$	$

Amortized cost	-	1,163,371	453,710	1,617,081
Carrying value	-	985,331	361,363	1,346,694

	As at February 29, 2008 _________________________________________________
	Less than	From 1 to	More than
	1 year	5 years	5 years	Total
	$	$	$	$

Amortized cost	-	1,285,012	711,845	1,996,857
Carrying value	-	1,280,736	677,026	1,957,762

c) Interest rate

The bonds bear interest at fixed rates ranging from 1.38% to 8.25% (from 3.17% to 8.25% as at February 29, 2008). The convertible debentures bear interest at fixed rates ranging from 5.70% to 8.50% (5.70% to 8.25% as at February 29, 2008).

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

4	Tax Credits for Mining Exploration and Commodity Taxes Receivable
	As at February 28,	As at February 29,

	2009	2008
	$	$

Refundable tax credit for resources	3,722,770	3,942,713
Credit on duties refundable for loss	1,461,557	2,117,942
Commodity taxes receivable	116,723	771,218
	5,301,050	6,831,873

5 Long-Term Investments

In August 2007, the Canadian third-party Asset-Backed Commercial Paper ("ABCP") market was hit by a liquidity disruption. Since then, the securities held by the company have not been traded in an active market.

On August 16, 2007, a group of financial institutions and other parties agreed, pursuant to the Montreal Accord (the "Accord") to a standstill period in respect of ABCP sold by 23 conduit issuers. A Pan-Canadian Investors Committee (the "Committee") was subsequently established to oversee the orderly restructuring of these instruments during this standstill period.

An ABCP restructuring report of J.P. Morgan dated March 14, 2008 and a restructuring Plan proposed to noteholders dated March 20, 2008 were published. The Plan was approved by noteholders on April 25, 2008 and on June 5, 2008, the Ontario Superior Court of Justice homologated it.

On June 25, 2008, a number of ABCP holders appealed the Ontario Superior Court of Justice's decision to the Ontario Court of Appeal. On August 18, 2008, the Ontario Court of Appeal upheld the Ontario Superior Court of Justice's decision approving the Committee's Restructuring Plan. On August 29, 2008, a number of ABCP holders appealed the Ontario Court of Appeal's decision to the Supreme Court of Canada.

On September 19, 2008, the Supreme Court of Canada denied leave to appeal by a small group of ABCP holders.

On December 11, 2008, the Committee announced that an agreement in principle had been reached among various key participants in the ABCP restructuring, which would result in several significant improvments to the restructuring Plan.

On December 24, 2008, the Committee confirmed that an agreement for additional back-stop facility had been reached with all key stakeholders, including the governments of Canada, Quebec, Ontario and Alberta.

On January 21, 2009, the Committee announced that the third-party ABCP restructuring plan had been implemented. Pursuant to the terms of the plan, holders of ABCP had their short-term commercial paper exchanged for longer-term notes whose maturities match those of the assets previously contained in the underlying conduits. As at this date, the company held a portfolio of $3,800,000 principal amount in non-bank sponsored ABCP.

As at the plan implementation date, the company remeasured its investments in ABCP at fair value prior to the exchange. During this valuation, the company reviewed its assumptions to factor in new information available at that date.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

Since there is no active market for ABCP securities, the company's management has estimated the fair value of these assets by discounting future cash flows determined using a valuation model that incorporates management's best estimates based as much as possible on observable market data, such as the credit risk attributable to underlying assets, relevant market interest rates, amounts to be received and maturity dates. The company assigns an average discount rate used of 15.70% with an estimated average term of 7.49 years and the average coupon rate is 1.75%.

As at January 21, 2009, the fair value of ABCPs held by the company was estimated at $1,275,000. As a result of this valuation, the company recognized an unrealized loss in ABCP investments of $169,000 ($2,455,387 for the year ended February 29, 2008), which is presented under caption Loss on investments held for trading. The company also took into account the first payment of interest of $147,928 received on January 21, 2009, which includes an estimative part of ABCP accrued interest from August 2007 to August 31, 2008, net of related restructuring costs of the implementation of the plan. This amount reduced the unrealized loss in ABCP investments.

Also on January 21, 2009, the ABCP held by the company at that date was exchanged for new securities. The new notes now have a par value of $3,768,137 and are detailed as follows:

MAV 2
Class A-1 Synthetic Notes	$792,421
Class A-2 Synthetic Notes	498,716
Class B Synthetic Notes	90,531
Class C Synthetic Notes	42,732
$1,424,400

MAV3
Tracking Notes - Traditional Assets (TA)	$360,699
Tracking Notes - Ineligible Assets (IA)	1,983,038
$2,343,737

These new notes were designated as held for trading.

On February 28, 2009, the company remeasured its new notes at fair value. During this valuation, the company reviewed its assumptions to factor in new information available at that date, as well as the changes in credit market conditions. The company assigns an average discount rate used of 16.59% with an estimated average term of 7.39 years and the average coupon rate is 2.17%. As a result of this valuation, the company recognized an unrealized loss in the new notes of $63,000, which is presented under caption Loss on investments designated as held for trading.

An increase in the estimated discount rate of 1% would reduce the estimated fair value of the company's investment in the new notes by approximately $74,000.

In the absence of an active market, the fair value of the new notes is determined using a weighting approach and the foregoing assumptions and is based on the company's assessment of market conditions as at February 28, 2009. The reported fair value may change materially in subsequent periods. The company believes that these differences will not have a material impact on the company's financial condition.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

6	Financial Instruments

	Classification

	The classification of financial instruments as at February 28, 2009 and as at February 29, 2008 is summarized as follows:

							As at February 28, 2009
							Carrying value	Fair value
		Held for trading	Available for sale		Loans and receivable	Other financial liabilities	Total	Total
		$		$	$	$	$	$
	Financial Assets
	Cash and cash equivalents	7,633,221		-	-	-	7,633,221	7,633,221
	Short-term investments	1,346,694	(1)	25,189,365	(2) -	-	26,536,059	26,536,059
	Other amounts receivable	-		-	134,038	-	134,038	134,038
	Long-term investments	1,212,000	(3)	-	-	-	1,212,000	1,212,000
		10,191,915	25,189,365		134,038	-	35,515,318	35,515,318

	Financial Liabilities
	Accounts payable and accrued
	liabilities	-		-	-	1,211,983	1,211,983	1,211,983

							As at February 29, 2008
							Carrying value	Fair value
		Held for trading	Available for sale		Loans and receivable	Other financial liabilities	Total	Total
		$		$	$	$	$	$
	Financial Assets
	Cash and cash equivalents	8,665,254		-	-	-	8,665,254	8,665,254
	Short-term investments	2,066,082	(1)	34,128,019	(2) -	-	36,194,101	36,194,101
	Other amounts receivable	-		-	180,476	-	180,476	180,476
	Long-term investments	1,444,000	(3)	-	-	-	1,444,000	1,444,000
		12,175,336	34,128,019		180,476	-	46,483,831	46,483,831

	Financial Liabilities
	Accounts payable and accrued
	liabilities	-		-	-	3,895,275	3,895,275	3,895,275

	(1) Warrants and convertible debentures
	(2) Bonds, trust units and shares
	(3) MAV 2 and MAV 3 notes (ABCP for 2008)

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

Other amounts receivable and accounts payable and accrued liabilities are financial instruments whose carrying value approximates their fair value due to their short-term maturity. Cash and cash equivalents are valued at fair value.

The fair value of available-for-sale short-term investments is established using the bid price on the most beneficial active market for these instruments that is readily available to the company. When a bid price is not available, the company uses the closing price of the most recent transaction on such instrument.

The fair value of convertible debentures is established in a manner similar to available-for-sale short-term investments. Since there is no active market for the warrants, the company determines fair value using an option pricing model (Black & Scholes model) with observable data.

The fair value of long-term investments was determined using the method described in note 5.

As at February 28, 2009, gross unrealized losses on available-for-sale securities totalled $1,321,181. Of this sum, an amount of $138,146 is related to bonds and results from wider credit spreads due to recent disruptions in capital markets as well as changes in market interest rates and not from deterioration in the creditworthiness of issuers. The balance of $1,183,035 related to common shares, preferred shares, and trust units is mainly explained by fluctuation of prices and early years in business cycle of the investees for certain investments. The company has the ability and intent to hold these securities for a period of time sufficient to allow for recovery in fair value. It determined that the gross unrealized losses are temporary in nature.

The total interest income for financial assets that are not classified as held for trading is $778,000 ($1,028,000 for the year ended February 29, 2008).

Financial Risks

The company has exposure to various financial risks, such as credit risk, liquidity risk and market risk from its use of financial instruments.

Credit Risk

Credit risk associated with short-term investments arises mainly from the possibility that the issuer of securities may be unable to fulfill payment obligations. The company minimizes its exposure to issuer risk by investing only in products having a high quality investment-grade rating. It also ensures to achieve a good diversification of its banking investments. In addition, the company attempts to minimize its risks by entering into agreements only with Canadian institutions and their subsidiaries. Exposure to these risks is closely monitored and maintained within the limits stated in the investment policy of the company, which is revised regularly.

Credit risk associated with other amounts receivable arises from the possibility that the partners may not be able to repay their debts. These receivables result from exploration work carried out on projects in partnership with other mining companies. The company considers that the credit risk related to amounts receivable from such partnerships are minimal, because the company signed agreements with major mining companies.

Liquidity Risk

Liquidity risk is the risk that the company may be unable to fulfill its financial obligations related to financial liabilities. The company's approach to managing liquidity risk is to ensure that it will have sufficient liquidities to meet liabilities when due. As at February 28, 2009, the company had a cash balance of $7,633,221 ($8,665,254 as at February 29, 2008) to settle current liabilities of $1,211,983 ($3,895,275 as at February 29, 2008). All of the company's financial liabilities have contractual maturities of less than 30 days and are subject to normal trade terms.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

Market Risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. Market risk includes interest rate risk, currency risk and other price risks such as equity risk.

Interest Rate Risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument fluctuate due to changes to market interest rates. The company's current policy is to invest excess cash principally in bonds and convertible debentures refundable before maturity and/or in interest-bearing accounts of Canadian banks and their subsidiaries.

As at February 28, 2009 and as at February 29, 2008, the company's exposure to interest rate risk is summarized as follows:

Cash and cash equivalents	Variable interest rate
Short-term investments	Fixed interest rates ranging from 1.38% to 8.50%
Other amounts receivable	Non-interest-bearing
Long-term investments	As described in note 5
Accounts payable and accrued liabilities	Non-interest-bearing

For the year ended February 28, 2009, the sensivity to a +/- 1% change in bank balance rates would have an estimated after-tax effect of $76,000 on the Statement of Earnings (Loss).

Changes in fair value of available-for-sale bonds are recorded in Other Comprehensive Loss. For the company's available-forsale bonds, a variation of +/- 1% of interest rates as at February 28, 2009, would result in an estimated after-tax effect in Other Comprehensive Loss of $152,000.

Foreign Exchange Risk

The company's functional currency is the Canadian dollar and most of its purchases are made in Canadian dollars. The company holds foreign currency in a chartered Canadian bank account as at February 28, 2009, but the risk is minimized because the balance of the bank account is not significant for the company. As a result, the company's exposure to foreign exchange risk is minimal.

Equity risk

Equity risk is the risk that the fair value of a financial instrument varies due to equity market changes.

Changes in fair value of trust units and available-for-sale shares are recorded in Other Comprehensive Loss. For the company's trust units and available-for-sale shares, a variation of +/- 10 % of the quoted market prices as at February 28, 2009, would result in an estimated after-tax effect in Other Comprehensive Loss of $350,000.

Changes in fair value of warrants and convertible debentures held for trading are recorded in the Statements of Earnings. There is no material risk related to the warrants for the company due to the zero carrying value as at February 28, 2009. Changes in fair value of convertible debentures would be more impacted by the stock markets than the interest rate variation. A variation of +/- 10% in market prices as at February 28, 2009, would result in a maximal estimated after-tax effect in the Statements of Earnings (Loss) of $135,000.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

7	Mining Properties				Mining Properties Abandoned, Written Off, Under Option or Sold, Credit on Duties Refundable for Loss, Refundable Tax Credit for Resources

	# Claims / # Permits	Undivided Interest	Balance as at March 1, 2008	Costs Incurred		Balance as at February 28, 2009
		%	$	$	$	$
Anatacau (note 7b)	207
Mining property		0	25,345	20,700	-	46,045
Exploration costs			368,841	432,742	(199,494)	602,089
			394,186	453,442	(199,494)	648,134

Ashuanipi	1,339
Mining property		100	150,420	3,565	-	153,985
Exploration costs			109,548	1,157,647	(277,871)	989,324
			259,968	1,161,212	(277,871)	1,143,309

Corvet Est	655
Mining property		50	30,401	25,657	(4,995)	51,063
Exploration costs			972,474	398,082	(289,190)	1,081,366
			1,002,875	423,739	(294,185)	1,132,429

Coulon (note 7e)	3,035
Mining property		100	277,562	4,760,054	-	5,037,616
Exploration costs			2,311,964	6,855,766	(1,844,582)	7,323,148
			2,589,526	11,615,820	(1,844,582)	12,360,764

Éléonore Régional	740
Mining property		100	157,361	81,739	-	239,100
Exploration costs			482,189	299,768	(138,193)	643,764
			639,550	381,507	(138,193)	882,864

FCI	412
Mining property		100	82,462	14,981	-	97,443
Exploration costs			639,410	5,370	(2,475)	642,305
			721,872	20,351	(2,475)	739,748

	(forward)		5,607,977	14,056,071	(2,756,800)	16,907,248

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)
					Mining Properties Abandoned, Written Off, Under Option or Sold, Credit on Duties Refundable for Loss, Refundable Tax Credit for Resources

						Balance as at February 28, 2009
	# Claims / # Permits	Undivided Interest	Balance as at March 1, 2008	Costs Incurred
		%	$	$	$	$

(brought forward)
			5,607,977	14,056,071	(2,756,800)	16,907,248

Laguiche	1,653
Mining property		100	395,540	43,585	(196,751)	242,374
Exploration costs			249,550	72,746	(162,807)	159,489
			645,090	116,331	(359,558)	401,863

Lac Gayot (note 7d)	609
Mining property	1	100	2,265,920	-	(74,937)	2,190,983
Exploration costs			797,475	(269)	(26,264)	770,942
			3,063,395	(269)	(101,201)	2,961,925

Nichicun	610
Mining property		100	177,228	50,255	(135,434)	92,049
Exploration costs			244,539	19,638	(159,195)	104,982
			421,767	69,893	(294,629)	197,031

Poste Lemoyne Ext.	252
Mining property		100	1,103,304	5,175	-	1,108,479
Exploration costs			1,532,281	2,074,254	(737,708)	2,868,827
			2,635,585	2,079,429	(737,708)	3,977,306

Wabamisk	750
Mining property		100	142,655	86,222	-	228,877
Exploration costs			601,087	358,017	(165,046)	794,058
			743,742	444,239	(165,046)	1,022,935

Other
Mining properties			1,009,043	221,695	(425,412)	805,326
Exploration costs			770,118	1,588,960	(1,558,333)	800,745
			1,779,161	1,810,655	(1,983,745)	1,606,071
			14,896,717	18,576,349	(6,398,687)	27,074,379

All mining properties are located in the province of Quebec.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)
					Mining Properties Abandoned, Written Off, Under Option or Sold, Credit on Duties Refundable for Loss, Refundable Tax Credit for Resources

						Balance as at February 29, 2008
	# Claims / # Permits	Undivided Interest	Balance as at March 1, 2007	Costs Incurred

		%	$	$	$	$
Anatacau	207
Mining property		0	-	25,345	-	25,345
Exploration costs			-	684,306	(315,465)	368,841
			-	709,651	(315,465)	394,186

Corvet Est	723
Mining property		100	30,401	-	-	30,401
Exploration costs			1,007,474	-	(35,000)	972,474
			1,037,875	-	(35,000)	1,002,875

Coulon JV	3,035
Mining property		50	185,531	92,031	-	277,562
Exploration costs			699,025	3,619,062	(2,006,123)	2,311,964
			884,556	3,711,093	(2,006,123)	2,589,526

Éléonore Régional	641
Mining property		100	55,901	101,460	-	157,361
Exploration costs			168,143	582,646	(268,600)	482,189
			224,044	684,106	(268,600)	639,550

FCI	412
Mining property		100	51,828	30,634	-	82,462
Exploration costs			336,351	562,261	(259,202)	639,410
			388,179	592,895	(259,202)	721,872

Gipouloux	1,846
Mining property		100	206,432	-	-	206,432
Exploration costs			62,162	230,471	(106,247)	186,386
			268,594	230,471	(106,247)	392,818

	(forward)		2,803,248	5,928,216	(2,990,637)	5,740,827

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)
					Mining Properties Abandoned, Written Off, Under Option or Sold, Credit on Duties Refundable for Loss, Refundable Tax Credit for Resources

						Balance as at February 29, 2008
	# Claims / # Permits	Undivided Interest	Balance as at March 1, 2007	Costs Incurred

		%	$	$	$	$

(brought forward)			2,803,248	5,928,216	(2,990,637)	5,740,827

Laguiche	2,990
Mining property		100	247,150	148,390	-	395,540
Exploration costs			41,300	566,011	(357,761)	249,550
			288,450	714,401	(357,761)	645,090

Lac Gayot	492
Mining property	2	100	2,245,429	20,491	-	2,265,920
Exploration costs			750,692	142,454	(95,671)	797,475
			2,996,121	162,945	(95,671)	3,063,395

Nichicun	1,501
Mining property		100	157,574	19,654	-	177,228
Exploration costs			3,074	447,986	(206,521)	244,539
			160,648	467,640	(206,521)	421,767

Poste Lemoyne Ext.	230
Mining property		100	1,079,399	23,905	-	1,103,304
Exploration costs			775,682	1,403,708	(647,109)	1,532,281
			1,855,081	1,427,613	(647,109)	2,635,585

Wabamisk	734
Mining property		100	141,681	974	-	142,655
Exploration costs			228,435	691,377	(318,725)	601,087
			370,116	692,351	(318,725)	743,742

Other
Mining properties			542,446	410,585	-	953,031
Exploration costs			722,426	851,279	(880,425)	693,280
			1,264,872	1,261,864	(880,425)	1,646,311
			9,738,536	10,655,030	(5,496,849)	14,896,717

All mining properties are located in the province of Quebec.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

Change in Mining Properties

	Year ended	Year ended
	February 28,	February 29,
	2009	2008
	$	$

Balance - Beginning of year	14,896,717	9,738,536

Costs incurred during the year

Acquisition of mining properties	4,750,000	124,000
Claims and permits	563,628	749,469
Analyses	734,949	506,819
Drilling	4,627,792	2,663,005
Geophysics	1,805,079	1,146,434
Geology	438,847	585,843
Geochemistry	21,136	131,040
Transport	3,158,826	2,978,877
Fees	2,120,464	1,453,003
Accommodation	355,628	316,540
	18,576,349	10,655,030

Mining properties under option	(45,762)	(359,472)
Mining properties abandoned, written off or sold	(2,048,536)	(640,557)
Credit on duties refundable for loss and refundable tax credit for resources
	(4,304,389)	(4,496,820)
	(6,398,687)	(5,496,849)

Balance - End of year	27,074,379	14,896,717

a) On March 1, 2007, the company granted Exploration Matamec Inc. ("Matamec") the option to acquire a 100% interest in the Uranium Nord property for a consideration consisting of $47,532 in cash and the issuance of 200,000 shares of a company that will be incorporated later by Matamec. As at February 28, 2009, Matamec made a cash payment of $47,532 to acquire a 50% interest.

b) On April 26, 2007, IAMGOLD Corporation granted the company the option to acquire a 100% interest in the Anatacau property for a consideration consisting of $25,000 in cash and exploration work totalling $3,000,000 to be carried out no later than December 31, 2012. As at February 28, 2009, the company made a cash payment of $25,000 and spent $1,117,048 on exploration work.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

c) On May 8, 2007, the company granted Breakwater Resources Ltd. ("Breakwater") the option to acquire a 50% interest in the Trieste property for a consideration consisting of $50,000 in cash and exploration work totalling $1,000,000 no later than May 8, 2011. As at February 28, 2009 Breakwater made a cash payment of $50,000 and spent $437,552 on exploration work.

d) On August 20, 2007, the company granted Breakwater the option to acquire a 50% interest in the Lac Gayot property for a consideration consisting of $170,000 in cash over a four year period and exploration work totalling $10,000,000 no later than August 20, 2016. As at February 28, 2009 Breakwater made a cash payment of $35,000 and spent $950,539 on exploration work.

e) On December 11, 2008, the company announced the execution of an agreement with Breakwater pursuant to which the company acquired Breakwater's 50% undivided interest in the Coulon JV property in consideration for the issuance of 1,666,666 shares of the company to Breakwater. Under the terms of this agreement, Breakwater does not retain any interest or royalty in the property. The company has become the sole owner of the Coulon property.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

Cost of Mining Properties Abandoned or Written Off

	Year ended	Year ended	Year ended
	February 28,	February 29,	February 28,
	2009	2008	2007
	$	$	$

Angilbert	43,540	-	-
Apple	-	-	41,914
Auclair	28,567	-	385,706
Barbanègre	29,746	-	-
Champdoré	76,229	-	-
Corvet Est	110,669	-	-
Coulon	-	195,167	-
Éléonore Régional	-	-	10,545
EM1	-	-	109,694
Gipouloux	439,425	-	-
Gossan JFO	-	-	7,599
Hélène	-	54,216	-
Eider	-	112	60,228
Eakins	-	-	40,751
Lac Clarkie	-	34,972	-
Lac Fagnant	8,852	-	-
Lac Gayot	66,325	-	-
Lac Hayot	-	-	7,956
Wahemen	-	-	25,581
LG 3.5	16,341	-	-
Laguiche	326,022	96,830	-
Megatem	-	-	943,757
Megatem III	-	-	247,137
Narber	85,239	-	-
Nemiscau	-	116,597	-
Nichicun	285,576	-	-
Noëlla	10,357	-	-
Phoenix	158,447	-	-
Piscau	59,361	-	-
Rivière Broadback	-	73,068	-
Rivière Georges	15,358	-	-
Rivière Giard	147,817	-	-
Saganash	41,789	-	-
Uranium Sud	18,313	9,202	-
Willbob	46,093	22,193	-
23D	-	-	8,199
YZW	31,677	-	-
Other	2,751	9,154	20,206

Total *	2,048,494	611,511	1,909,273

* Mining properties are abandoned or written off in whole or in part because of their low discovery potential.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

8	Share Capital

Authorized

Unlimited number of common shares, voting and participating, without par value

Issued and fully paid

The number of shares in Share Capital changed as follows:

	Year ended February 28, 2009	Year ended February 29, 2008	Year ended February 28, 2007

Balance - beginning of year	27,005,110	26,425,698	24,078,286

Warrants exercised	-	484,162	415,426
Stock options exercised	30,000	80,250	62,500
Unit options exercised	-	-	47,865
Warrants (units) exercised	-	-	11,216
Acquisition of a mining property (note 7e)	1,666,666	15,000	600,000
Issuance of flow-through shares for a cash consideration	500,000	-	1,210,405

Balance - end of year	29,201,776	27,005,110	26,425,698

9	Warrants

The following table presents the warrant activity since March 1, 2006 and summarizes information about outstanding and exercisable warrants as at February 28, 2009:
	Year ended February 28, 2009		Year ended February 29, 2008		Year ended February 28, 2007

		Weighted		Weighted		Weighted
		Average		Average		Average
	Number	Exercise Price	Number	Exercise Price	Number	Exercise Price
		$		$		$

Outstanding - beginning of year	-	-	484,162	5.84	(2) 417,712	10.80
Granted	(1) 25,000	9.00	-	-	(3) 484,162	5.84
Exercised	-	-	(484,162)	5.84	(415,426)	10.80
Expired	-	-	-	-	(2,286)	10.80
Outstanding and exercisable - end of year	25,000	9.00	-	-	484,162	5.84

(1)	These 25,000 warrants were granted through a private placement and expire on December 5, 2009.
(2)	Under the agreement entered into with Goldcorp Inc. ("Goldcorp"), 11% of the exercise price of those warrants has been cashed by the company and the balance has been allocated to Goldcorp (see note 14).
(3)	These 484,162 warrants of $5.84 were granted under a private placement with Goldcorp.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)
The fair value of warrants granted has been estimated by using the Black & Sholes valuation model with the following assumptions:

	Year ended February 28,	Year ended February 29,	Year ended February 28,
	2009	2008	2007

Risk-free interest rate	2.78%	-	4.11%
Expected volatility	53%	-	50%
Dividend yield	Nil	-	Nil
Weighted average expected life	18 months	-	18 months
Weighted average fair value of warrants granted	$1.079	-	$0.539

10 Stock Options, Unit Options and Warrants (Units)

a) Stock Option Plan

On March 24, 2006, the company established a new stock option plan under which certain key employees, officers, directors and suppliers may be granted stock options of the company. The number of stock options can't exceed, at any time, 10% of the number of outstanding shares. Options vest immediately, except for 50,000 options granted to an officer, which will vest until December 16, 2009, and are exercisable over a maximum period of ten years following the grant date.

The following table presents the stock option activity since March 1, 2006 and summarizes information about stock options outstanding and exercisable as at February 28, 2009:

	Year ended February 28, 2009		Year ended February 29, 2008		Year ended February 28, 2007

		Weighted		Weighted		Weighted
		Average		Average		Average
	Number	Exercise Price	Number	Exercise Price	Number	Exercise Price
		$		$		$

Outstanding - beginning of year	1,367,000	4.80	1,086,500	4.18	-	-
Granted	492,000	4.81	361,750	6.53	1,166,000	4.17
Exercised	(30,000)	4.11	(80,250)	4.39	(72,500)	3.93
Expired	(127,500)	4.87	(1,000)	6.30	(7,000)	4.20

Outstanding - End of year	1,701,500	4.80	1,367,000	4.80	1,086,500	4.18

Exercisable - End of year	1,651,500	4.76	1,367,000	4.80	996,500	4.16

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

The following table summarizes information about stock options outstanding and exercisable as at February 28, 2009:

Options outstanding
Options exercisable
			Weighted Average Exercise Price		Weighted Average Exercise Price
		Weighted Average Remaining Contractual Life
Range of Exercise Price	Number
				Number
		(years)	$		$

$3.21 to $4.44	1,109,250	7.09	4.06	1,109,250	4.06
$5.22 to $7.08	592,250	8.73	6.19	542,250	6.20

The fair value of stock options granted has been estimated by using the Black & Scholes model with the following assumptions:

	Year ended February 28,	Year ended February 29,	Year ended February 28,
	2009	2008	2007

Risk-free interest rate	2.92%	4.00%	4.29%
Expected volatility	56%	53%	63%
Dividend yield	Nil	Nil	Nil
Weighted average expected life	64 months	72 months	82 months
Weighted average fair value of options granted	$2.334	$3.524	$2.685

b) Unit options

The following table presents the unit option activity since March 1, 2006 and summarizes information about unit options outstanding and exercisable as at February 28, 2009:

	Year ended February 28, 2009		Year ended February 29, 2008		Year ended February 28, 2007

		Weighted		Weighted		Weighted
		Average		Average		Average
	Number	Exercise Price	Number	Exercise Price	Number	Exercise Price
		$		$		$

Outstanding - beginning of year	-	-	-	-	47,865	8.20
Exercised	-	-	-	-	(47,865)	8.20

Outstanding and exercisable -
end of year	-	-	-	-	-	-

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

c) Warrants (Units)

The following table presents the warrants (units) activity since March 1, 2006 and summarizes information about warrants (units) outstanding and exercisable as at February 28, 2009:

	Year ended February 28, 2009		Year ended February 29, 2008		Year ended February 28, 2007
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number	Exercise Price	Number	Exercise Price	Number	Exercise Price
		$		$		$

Outstanding - beginning of year	-	-	-	-	-	-
Further to the exercise of unit
options (1)	-	-	-	-	11,966	10.80
Exercised	-	-	-	-	(11,216)	10.80
Expired	-	-	-	-	(750)	10.80

Outstanding and exercisable -
end of year	-	-	-	-	-	-

(1)	Under the agreement entered into with Goldcorp, 11% of the exercise price of those warrants has been cashed by the company and the balance has been allocated to Goldcorp (see note 14).

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

11	Cash Flows

	a) Net change in non-cash working capital items
		Year ended February 28,	Year ended February 29,	Year ended February 28,

		2009	2008	2007
		$	$	$
	Tax credits for mining exploration and commodity
	taxes receivable	654,495	(573,934)	126,978
	Other amounts receivable	46,438	7,497	776,695
	Prepaid expenses	54,837	(31,549)	(11,072)
	Accounts payable and accrued liabilities	(1,566,342)	(364,360)	2,391,081
		(810,572)	(962,346)	3,283,682

	b) Items not affecting cash and cash equivalents related to financing and investing activities, and interest received
			Year ended February 28,	Year ended February 29,	Year ended February 28,
			2009	2008	2007
			$	$	$

	Credit on duties refundable for loss and refundable
	tax credit receivable with respect to exploration costs
	applied against mining properties		5,184,327	6,060,655	8,537,062
	Acquisition of mining properties included in accounts payable
	and accrued liabilities		272,317	1,289,354	351,752
	Stock options exercised and included in share capital		80,753	219,847	377,152
	Warrants exercised and included in share capital		-	261,114	443,675
	Warrants granted and included in issue expenses		26,962	-	-
	Warrants (units) granted and included in share capital		-	-	62,203
	Warrants (units) exercised and included in share capital		-	-	58,302
	Unit options exercised and included in share capital		-	-	101,178
	Stock options expired and included in contributed surplus		112,557	3,453	18,411
	Share issue expenses resulting from the renunciation of tax deductions
	included in share capital		1,135,530	-	-
	Mining properties sold in consideration of short-term investments		11,500	6,389,046	4,662,774
	Acquisition of mining property in consideration of the issuance of shares		4,750,000	99,000	2,168,769
	Mining properties optioned in consideration of short-term investments		-	15,000	-
	Acquisitions of property, plant and equipment included in accounts
	payable and accrued liabilities		-	99,913	-

	Interest received		1,345,971	1,500,479	1,224,372

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

c) Cash and cash equivalents
	As at February 28,	As at February 29,	As at February 28,

	2009	2008	2007
	$	$	$

Cash	7,633,221	8,270,345	4,141,247
Cash equivalents	-	394,909	1,998,296
	7,633,221	8,665,254	6,139,543

12 Related Party Transactions

The company entered into the following transactions with companies owned by directors:

	Year ended February 28,	Year ended February 29,	Year ended February 28,
	2009	2008	2007
	$	$	$

Expenses capitalized in mining properties	-	818,373	362,357
Management fees	-	300,000	182,144
Rent, office expenses and other	257,123	706,052	1,125,988
General exploration costs	-	201,582	156,013
	257,123	2,026,007	1,826,502

These transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

13	Future Income Taxes

	The reconciliation of income taxes, calculated using the combined federal and Quebec provincial statutory tax rates, to income taxes presented in the financial statements is detailed as follows:

		Year ended February 28,	Year ended February 29,	Year ended February 28,
		2009	2008	2007
		$	$	$

	Earnings (loss) before income taxes and the discontinued operation	(4,357,203)	(239,740)	218,642

	Combined federal and provincial income tax rates of
	30.90% (31.92% as at February 29, 2008 and 33.69% as at
	February 28, 2007)	1,346,000	77,000	(74,000)

	Non-taxable credit on duties refundable for loss	221,000	239,000	96,000

	Non-deductible stock-based compensation	(304,000)	(417,000)	(1,109,000)

	Share issue expenses not affecting
	earnings	103,000	-	8,000

	Non-taxable portion of capital gain	46,000	333,000	16,000

	Non-deductible writedown and unrealized loss on investments	(297,000)	(1,215,000)	-

	Non-taxable revenue	14,000	23,000	-

	Change in enacted tax rates	-	32,000	-

	Future income tax assets generated by the plan
	of arrangement as described in note 14	-	-	5,478,000

	Other	44,153	66,986	(35,000)

	Change in valuation allowance	(424,000)	715,000	(4,380,000)

	Future income taxes	749,153	(146,014)	-

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

The significant components of future income tax assets and liabilities are detailed as follows:
	As at February 28,	As at February 29,	As at February 28,
	2009	2008	2007
	$	$	$
Future income tax assets
Short-term investments	1,191,000	453,000	473,000
Mining properties	1,538,000	1,938,000	3,899,000
Long-term investments	404,000	384,000	-
Share issue expenses	75,000	4,000	6,000
Other	1,000	6,000	2,000
	3,209,000	2,785,000	4,380,000

Valuation allowance	(3,209,000)	(2,785,000)	(4,380,000)
	-	-	-

As at February 28, 2009, the non-refundable federal tax credits and non-refundable provincial tax credits for resources were as follows:

Expiry Date	Federal	Expiry Date	Provincial
	$		$
2027	234,114	2017	249,391
2028	625,925	2018	545,564
2029	533,078

These credits can be used up to the amount of income taxes payable for those years. These credits are not recognized because the company does not have the reasonable assurance that the credits will be realized.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

14Discontinued Operation

At a special shareholders' meeting held on March 24, 2006, a majority of Virginia Gold Mines Inc. ( "Virginia Gold Mines") shareholders voted in favour of the plan of arrangement (effective March 31, 2006) involving Goldcorp, Virginia Gold Mines and the company. The transaction was completed on March 31, 2006.

Further to this plan of arrangement, the following events occurred:

Virginia Gold Mines became a wholly-owned subsidiary of Goldcorp, and holds the Eleonore property and assumed the liabilities related to the Eleonore property. Effective April 25, 2006, the name Virginia Gold Mines was changed to "Les Mines Opinaca Ltée".

Virginia Gold Mines transferred to the company the assets not related to the Eleonore property at fair market value, for a consideration consisting of the issuance of 18,017,817 shares by the company and the assumption by the company of the liabilities not related to the Eleonore property, with the effect of increasing the deficit of $15,974,110 corresponding to the net assets of Eleonore property and future income taxes assets of Virginia Gold Mines. Furthermore, the company has assumed the continuing operations of Virginia Gold Mines, except for the Eleonore property.

The company acquired from Virginia Gold Mines a production royalty on the Eleonore property, for a consideration consisting of a cash payment of $16,099,000 and the issuance of 400 shares of the company. The stated value of the production royalty acquired by the company from Virginia Gold Mines was nil, since they were entered into by related parties.

Virginia Gold Mines then subscribed for 6,119,595 shares of the company for a cash consideration of $16,099,000.

The reduction of Virginia Gold Mines' stated capital was paid in kind through a distribution of the shares of the company to its shareholders. Each shareholder of Virginia Gold Mines received 0.5 share of the company for each share of Virginia Gold Mines.

In addition, each shareholder of Virginia Gold Mines has exchanged his/her shares at a rate of 0.4 share of Goldcorp for one share of Virginia Gold Mines.

Virginia Gold Mines' warrants outstanding as at March 31, 2006 ceased to be exercisable for shares of Virginia Gold Mines. Each warrant now entitles the holder to receive, upon exercise in accordance with the agreed-upon terms, the number of shares of Goldcorp and of the company that the holder would have received under the plan of arrangement if, immediately before the effective time, such holder had been the registered holder of the number of shares of Virginia Gold Mines he would have been entitled to upon exercise.

These transactions between the company and Virginia Gold Mines have been recorded at the carrying value since they were entered into by related parties.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

a)	Earnings of the discontinued operation

		Year ended February 28,
		2007
		$

	Operating loss before income taxes	(637,494)

	Net loss from the discontinued operation	(637,494)

b)	Cash used by the discontinued operation is as follows:

		Year ended February 28,
		2007
		$
	Cash flows used in operating activities
	Net loss from the discontinued operation	(637,494)
	Items not affecting cash and cash equivalents
	Deferred charges expensed during the year	341,722
		(295,772)
	Change in non-cash working capital items
	Amounts receivable	(688,989)
	Accounts payable and accrued liabilities	(817,366)
		(1,802,127)

	Cash flows used in investing activities
	Acquisition of a mining property	(472,189)

	Cash used by the discontinued operation	(2,274,316)

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

15 Earnings per Share

For the years ended February 28, 2009, February 29, 2008 and February 28, 2007, there was no difference between the basic and diluted loss per share since the dilutive effect of stock options, warrants and unit options was not included in the calculation; otherwise, the effect would have been anti-dilutive. Accordingly, the diluted loss per share for these years was calculated using the basic weighted average number of shares outstanding.

	Year ended February 28,	Year ended February 29,	Year ended February 28,

	2009	2008	2007
	$	$	$

Basic weighted average number of shares outstanding	27,753,181	26,610,238	25,724,742
Warrants	-	33,232	-
Stock options	105,572	384,848	25,106
Unit options	-	-	55

Diluted weighted average number of shares outstanding	27,858,753	27,028,318	25,749,903

Items excluded from the calculation of diluted
earnings per share because the exercise price was greater
than the average quoted value of the common shares
Warrants	25,000	-	484,162
Stock options	592,250	182,750	616,500

16 Capital Management

The company considers the items included in shareholders' equity as capital components.

The company manages its capital structure and makes adjustments to it, based on the funds available to the company, in order to support the acquisition and exploration of mining properties. Given that the company is in the mineral exploration business, the Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the company's management to sustain future development of the business.

From the management point of view, the working capital as at February 28, 2009 will cover current expenditures and exploration fees for the next following years.

The mining properties in which the company currently has an interest are in the exploration stage. Since the company has enough cash and cash equivalents, it is not dependent on external financing to fund its activities. Furthermore, the company can rely on its partnership agreements, credit on duties refundable for loss, refundable tax credit for resources and its return on short-term investments.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

On June 5, 2008, the company completed a private placement of $4,500,000. The proceeds from the offering were used mainly to fund exploration on the Coulon JV project.

On December 11, 2008, the company acquired Breakwater's 50% undivided interest in the Coulon JV property in consideration for the issuance of 1,666,666 shares of the company to Breakwater.

The other transactions which had an effect on shareholders' equity are presented in share capital.

The company is not subject to externally imposed capital requirements or other external requirements.

17 Commitments

On August 18, 2008, the company signed a rental lease for its administrative office with a company held by a director. The rental lease has a term of five years beginning on August 1, 2008 and ending on July 31, 2013. The annual cost is $99,200 and will be subject to an annual raise according to the consumer price index.

18 Comparative Figures

Certain comparative figures have been reclassified mainly in the Statements of Earnings (Loss) to conform with the current year presentation.

19 Subsequent Events

Credit agreement signed in relation with ABCPs

On March 16, 2009, the company signed a credit agreement with its financial institution (the "Bank") to receive a revolving credit facility up to $1,487,278, which represents 75% of the par value of the MAV 3 Tracking Notes Ineligible Assets ("Restructured Notes IA") received in exchange for ABCP supported by ineligible assets. In exchange, the company contracted to a mortgage and a first plan security on Restructured Notes IA. These are held in a security account subject to the Bank securities and held by a trust. The initial maturity of the credit agreement is two years from February 23, 2009.

Under the credit agreement, the company will have the option, from February 23, 2011, to dispose of Restructuring Notes IA in favour of the Bank in settlement of facility principal due on the revolving credit line for a maximum amount of $1,487,278, regardless the fair value of Restructuring Notes IA at the option exercise date.

The company's management will estimate the fair value of this option by using a model of valuation (Black & Scholes) with observable data, if available.

As at March 16, 2009, the fair value of this option was estimated at $1,284,000.

This financial asset will be classified as held for trading in the company's financial statements.

Agreement signed with MacDonald Mines Exploration Ltd. ("MacDonald Mines")

On May 6, 2009, the company entered into an agreement with MacDonald Mines on the Assinica property. As per the agreement, MacDonald Mines has the option to acquire a 50% participating interest in the Assinica property, in consideration of payments totalling $130,000 and $2,500,000 in exploration work to be carried out during the next four years. The company will be the operator.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

20 United States Generally Accepted Accounting Principles

The financial statements have been prepared in accordance with Canadian GAAP which differ, in certain respects, from U.S. GAAP as it relates to the company.

The following disclosures summarize the principal measurement differences between Canadian and U.S. GAAP.

a) Mining Properties

Under U.S. GAAP, the exploration costs related to unproven mineral reserves properties are expensed in the year in which they are incurred.

Under Canadian GAAP, the exploration costs incurred are capitalized until the property is sold or abandoned.

b) Short-Term Investments

Under U.S. GAAP, short-term investments, such as bonds, trust units and public company shares are classified as available-for sale securities or classified as securities held for trading in the case of warrants and convertible debentures. Consequently, these securities are carried at fair value, with any unrealized holding gains or losses at balance sheet date being reflected in other comprehensive income, net of income taxes, for available-for-sale securities and recognized in net earnings for securities held for trading.

Under Canadian GAAP, short-term investments were carried at the lower of cost and market value before March 1, 2007. Since that date, there are no accounting differences between Canadian GAAP and U.S. GAAP.

c) Flow-Through Shares

Canadian tax legislation allows a company to issue flow-through shares when the company agrees to incur qualifying expenditures in accordance with the Income Tax Act and to renounce the related tax deductions in favour of investors who acquire these shares.

In accordance with Canadian GAAP, upon issuance of flow-through shares, funds received are recorded as share capital. When qualifying expenditures are renounced, share capital is reduced by the amount of the tax benefits renounced in favour of investors.

Under U.S. GAAP, the premium or discount related to the price of flow-through shares, if any, is accounted for separately. When the company renounces to qualifying expenditures, the related premium or discount is recognized through a reversal of the tax provision, and future income tax liabilities are adjusted by the same amount through a charge to income. In addition, under U.S. GAAP, amounts received upon the issuance of flow-through shares and not spent on exploration costs are presented separately as exploration funds. Exploration funds must be excluded from cash in the statement of cash flows and presented in investing activities.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

d) Future Income Taxes

Under Canadian GAAP, the reversal of a valuation allowance directly related to an increase in value of available-for-sale investments is recognized in net earnings, whereas under U.S. GAAP, such reversal is recorded in comprehensive income.

New Accounting Standards

FASB Statement No. 161 - Disclosure about Derivative Instruments and Hedging Activities - an Amendment of FASB
Statement no. 133 (SFAS 161)

In March 2008, the FASB issued SFAS 161, Disclosure about Derivative Instruments and Hedging Activities - an Amendment of FASB Statement no. 133. According to this standard, which will require entities to provide enhanced disclosures about derivative instruments and related hedged items and how they affect the entity's financial position, financial performance and cash flows, the company will adopt this statement on March 1, 2009, and is currently evaluating the impact its adoption will have on its note disclosures related to financial instruments.

FASB Statement No. 162 - The Hierarchy of Generally Accepted Accounting Principles (SFAS 162)

In May 2008, the FASB issued SFAS 162, The Hierarchy of Generally Accepted Accounting Principles. The new standard is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. GAAP for non-governmental entities. For non-governmental entities, the guidance in SFAS 162 replaces that prescribed in Statement on Auditing Standards (SAS) No. 69, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles and will become effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board's amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The company is currently evaluating the impact the adoption of SFAS 162 will have on its financial statements.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

Reconciliation of Net Earnings (Net Loss) to Conform with U.S. GAAP

	Year ended February 28,	Year ended February 29,	Year ended February 28,
	2009	2008	2007
	$	$	$
		restated	restated
Net earnings (net loss) from continuing operations
in accordance with Canadian GAAP	(3,608,050)	(385,754)	218,642
Mining properties (a)	(7,701,563)	(4,284,712)	(263,188)
Unrealized gains on held-for-trading investments (b)	-	-	1,591,330
Tax effect of flow-through shares (c)	374,470	-	-
Future income taxes (d)	386,377	146,014	-

Net earnings (net loss) from continuing operations in accordance
with U.S. GAAP	(10,548,766)	(4,524,452)	1,546,784

Net loss from the discontinued operation in accordance with
U.S. GAAP	-	-	(637,494)
Net earnings (net loss) in accordance with U.S. GAAP	(10,548,766)	(4,524,452)	909,290

Basic and diluted net earnings (net loss) per share from continuing
operations in accordance with U.S. GAAP	(0.380)	(0.170)	0.060

Basic and diluted net loss per share from the discontinued
operation in accordance with U.S. GAAP	-	-	(0.025)

Total basic and diluted net earnings (net loss) per share in accordance
with U.S. GAAP	(0.380)	(0.170)	0.035

Changes in U.S. GAAP Significant Accounting Policies and Restatement

Following a review of the financial statements for the year 2008 by the Securities and Exchange Commission, the company determined to make the following accounting policy change under U.S. GAAP and has restated its financial statements for the years ended February 29, 2008 and February 28, 2007 to conform to this change.

Before June 1, 2004, the company had expensed the acquisition costs of mining properties, the mining rights and exploration fees.

Pursuant to EITF 04-02, Whether Mineral Rights are Tangible or Intangible Assets and Related Issues, the company has modified its accounting policy, retroactively effective to June 1, 2004, to capitalize the acquisition of mining properties and mining rights until the mining property is sold or abandoned. If the acquired mineral rights relate to unproven properties, the company does not amortize the capitalized mining costs, but evaluates them periodically for impairment.

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

The U.S. GAAP reconciliation has been restated to take into account the capitalization of costs related to the acquisition of mining properties and mining rights previously expensed.

The effects of the restatement are as follows:

	As previously reported
		Restatement	Balance restated
	$	$	$
Impact on the opening balance as at March 1, 2006
Mining properties	-	2,035,736	2,035,736
Shareholders' Equity	60,968,479	2,035,736	63,004,215

Year ended February 28, 2007
Impact on Statement of Earnings
Mining properties	(3,171,224)	2,908,036	(263,188)
Net earnings (net loss) from continuing operations	(1,361,252)	2,908,036	1,546,784
Net earnings (net loss)	(1,998,746)	2,908,036	909,290
Basic and diluted net earnings (net loss) per share
from continuing operations	(0.053)	0.113	0.060
Total basic and diluted net earnings (net loss) per share	(0.078)	0.113	0.035
Impact on Balance Sheet
Mining properties	-	4,943,772	4,943,772
Shareholders' Equity	51,444,578	4,943,772	56,388,350
Impact on Cash Flows
Operating activities from continuing operations	(195,673)	1,151,337	955,664
Investing activities from continuing operations	(7,996,187)	(1,151,337)	(9,147,524)

Year ended February 29, 2008
Impact on Statement of Earnings
Mining properties	(5,158,181)	873,469	(4,284,712)
Net loss	(5,397,921)	873,469	(4,524,452)
Basic and diluted net loss per share	(0.203)	0.033	(0.170)
Impact on Balance Sheet
Mining properties	-	5,817,241	5,817,241
Shareholders' Equity	49,683,753	5,817,241	55,500,994
Impact on Cash Flows
Operating activities	(2,407,773)	774,469	(1,633,304)
Investing activities	1,756,156	(774,469)	981,687

Virginia Mines Inc.
(an exploration company)
Notes to Financial Statements

(expressed in Canadian dollars)

Reconciliation of Shareholders' Equity to Conform with U.S. GAAP

	As at February 28, 2009	As at February 29, 2008
	$	$
		restated

Shareholders' Equity in accordance with Canadian GAAP	66,875,100	64,580,470
Mining properties (a)	(16,781,039)	(9,079,476)

Shareholders' Equity in accordance with U.S. GAAP	50,094,061	55,500,994

Statements of Cash Flows under U.S. GAAP

	Year ended February 28,	Year ended February 29,	Year ended February 28,
	2009	2008	2007
	$	$	$
		restated	restated

Cash flows from (used in) continuing operating activities	(9,557,752)	(1,633,304)	955,664
Cash flows used in the discontinued operating activity	-	-	(1,802,127)

Cash flows from financing activities	4,289,455	3,177,328	6,149,808

Cash flows from (used in) continuing operating activities	4,236,264	981,687	(9,147,524)
Cash flows used in the discontinued operating activity	-	-	(472,189)

Increase (decrease) in cash and cash equivalents	(1,032,033)	2,525,711	(4,316,368)

Cash and cash equivalents - Beginning of year	8,665,254	6,139,543	10,455,911

Cash and cash equivalents - End of year	7,633,221	8,665,254	6,139,543